Columbia Laboratories Submits NDA for PROCHIEVE® Vaginal Progesterone Gel

LIVINGSTON and PARSIPPANY, NJ- April 26, 2011 - Columbia Laboratories, Inc. (Nasdaq: CBRX), and Watson Pharmaceuticals, Inc. (NYSE: WPI), today announced that Columbia has submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for PROCHIEVE® (progesterone gel) for the reduction of risk of preterm birth in women with short uterine cervical length in the mid-trimester of pregnancy.
In the submission, Columbia requested Priority Review, which is typically given to drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists. The FDA's goal for completing a Priority Review is six months, versus ten months for a Standard Review.
“Premature cervical shortening is a powerful predictor of risk for preterm delivery. At present, there are no widely accepted interventions to address this medical need,” said Frank C. Condella, President and Chief Executive Officer of Columbia Laboratories, Inc. “The recently published PREGNANT study has demonstrated that the use of PROCHIEVE can significantly reduce the incidence of early preterm birth in women with a short cervix at mid-pregnancy and the study also provided evidence of improvement in infant outcome.
“I want to thank the many people whose hard work and intense focus enabled us to submit today the NDA for PROCHIEVE, well within our stated time-frame. We now await notice from the FDA on whether our NDA submission has been accepted for filing, as well as a decision on our request for Priority Review which, if granted, could result in an action letter from the FDA in the fourth quarter of this year,” Condella concluded.
“The combination of cervical screening, together with PROCHIEVE therapy, if approved by the FDA, may result in significant clinical benefits in a population where there are currently no effective therapies,” said Fred Wilkinson, Watson's Executive Vice President, Global Brands. “We are committed to working closely with Columbia and FDA during the review of the data submitted within the NDA, which we believe will ultimately support approval of this potential therapy.”
The NDA submission includes data from two Phase III clinical trials evaluating the use of PROCHIEVE in reducing the risk of preterm birth in women, as well as supportive pharmacokinetic studies.

354 Eisenhower Parkway - Livingston, New Jersey 07039
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About Watson Pharmaceuticals
Watson Pharmaceuticals, Inc. is a leading integrated global pharmaceutical company. The Company is engaged in the development and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women's Health. Watson has operations in many of the world's established and growing international markets.
For press release and other company information, visit Watson Pharmaceuticals' Web site at http://www.watson.com.

About Columbia Laboratories
Columbia Laboratories, Inc. is developing products that utilize its novel bioadhesive drug delivery technologies to optimize drug delivery in a controlled, sustained manner. The Company has developed and sold six products for the U.S. market including CRINONE® (progesterone gel), for which Columbia receives royalties on annual net sales from Watson Pharmaceuticals.  CRINONE is commercialized outside the U.S. by Merck Serono.

In early April 2011, Ultrasound and Obstetrics and Gynecology published data from a pivotal Phase III clinical trial of PROCHIEVE® (progesterone gel) to reduce the risk of preterm birth in women with a cervical length between 10 and 20 mm as measured by transvaginal ultrasound at mid-pregnancy. The published results indicate that administration of vaginal progesterone from the mid-trimester of pregnancy until term significantly reduced the rate of preterm birth before 33 weeks gestation vs. placebo (p=0.020); this was the primary endpoint of the clinical trial. Use of PROCHIEVE was associated with a 45% reduction in the incidence of preterm birth before 33 weeks gestation. PROCHIEVE use was also associated with a significant reduction in the rate of preterm birth before 28 and before 35 weeks gestation vs. placebo. Improvement in infant outcome was noted with PROCHIEVE. Adverse events were comparable between women who received PROCHIEVE and those who received placebo.

Columbia's press releases and other company information are available online at http://www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “ intends, ” “believes,” “expects,” “anticipates,” “potential,” “could,” “would,” “should,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: acceptance for filing by the United States Food and Drug Administration (“FDA”) of the New Drug Application (“NDA”) for PROCHIEVE in the preterm birth indication; the decision of the FDA on Columbia's request for Priority Review for this NDA; the outcome of further statistical analyses by the FDA of the clinical data generated during the PREGNANT Study; success in obtaining timely FDA approval of PROCHIEVE in the preterm birth indication; the impact of competitive products and pricing; the timing and level of success of a future product launch of PROCHIEVE; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; changes in the laws and regulations, including Medicaid; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; the ability to obtain and enforce patents and other intellectual property rights; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia's and Watson's reports filed with the SEC, including, but not limited to, their respective Annual Reports on Form 10-K for the year ended December 31, 2010. Neither Columbia nor Watson undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

PROCHIEVE® and CRINONE® are registered trademarks of Watson Pharmaceuticals, Inc.

354 Eisenhower Parkway - Livingston, New Jersey 07039
(p) 973-994-3999 (f) 973-994-3001

Contacts

For Columbia Laboratories, Inc.	For Watson Pharmaceuticals, Inc.
Investors	Investors
Lawrence A. Gyenes	Patty Eisenhaur
SVP, Chief Financial Officer & Treasurer	VP, Investor Relations and Corp. Comm.
Columbia Laboratories, Inc.	(862) 261-8141
(973) 486-8860
--or--	Media
Seth Lewis	Charlie Mayr
VP, The Trout Group LLC	SVP, Corporate Affairs
(646) 378-2952	(862) 261-8483

Media
Amy Raskopf
President, Raskopf Communications, LLC
(917) 673-5775
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354 Eisenhower Parkway - Livingston, New Jersey 07039
(p) 973-994-3999 (f) 973-994-3001